GARY B. WOLFF, P.C.
COUNSELOR AT LAW	488 Madison Avenue Suite 1100 New York, New York 10022
Tel: (212) 644-6446 Fax: (212) 644-6498 Email: wolffpc@verizon.net

Exhibit 5.1b and 23.2b

November 7, 2007

United States Securities

 and Exchange Commission

100 F Street, N. E.

Washington, D.C.   20549

Re:

COX Distributing, Inc. (hereinafter “COX”) Registration

Statement on Form SB-2 Relating to 1,800,000 shares of COX

Common Stock, par value $.001per share

Gentlemen:

I have been requested by COX, a Nevada corporation, to furnish you with my opinion as to the matters  hereinafter  set forth in connection with the  above  captioned  registration  statement (the  “Registration  Statement”) covering 1,800,000 shares which will be offered by the Selling Shareholder(s) of COX.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of COX, each as amended to date, copies of the records of corporate proceedings of COX, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered (which are already issued and outstanding) when sold in the manner described in the Registration Statement, will be and are legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Gary B. Wolff

__________________________

Gary B. Wolf